EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 6, 2004 by and between Portrait Corporation of America, Inc., a Delaware corporation ("PCA Delaware"), and PCA International, Inc., a North Carolina corporation ("PCA North Carolina").

         WHEREAS, the respective Boards of Directors each of PCA Delaware and PCA North Carolina and the shareholders of PCA North Carolina have determined that it is advisable and in the best interests of such corporations that PCA North Carolina merge with and into PCA Delaware upon the terms and conditions provided herein (the "Merger"), and have approved this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and of the mutual benefits provided hereby, the parties hereto hereby agree as follows:

         1. MERGER. On the Effective Date (as defined below), PCA North Carolina shall be merged with and into PCA Delaware and the separate existence of PCA North Carolina shall thereupon cease. PCA Delaware shall be the surviving entity and shall be governed by the laws of the State of Delaware. The effective date of the Merger shall mean the later of (i) the date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and
(ii) the date of the filing of the Articles of Merger with the Secretary of State of the State of North Carolina (the "Effective Date").

         2. NAME. The name of the surviving entity (the "Surviving Corporation") shall be "Portrait Corporation of America, Inc."

         3. CERTIFICATE OF INCORPORATION AND BYLAWS. On the Effective Date, the Certificate of Incorporation and Bylaws of PCA Delaware shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation until changed, altered or amended in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         4. DIRECTORS AND OFFICERS. The persons who are directors and officers of PCA Delaware immediately prior to the Effective Date shall become the directors and officers, respectively, of the Surviving Corporation on and after the Effective Date, and shall hold office until their successors are duly elected and qualified in accordance with the General Corporation Law of the State of Delaware.

         5. CONVERSION OF SHARES. On the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value of $.20 per share (the "PCA North Carolina Common Stock"), of PCA North Carolina outstanding immediately prior thereto shall be converted into and shall thereafter represent, with respect to each such share, one validly issued, fully paid and nonassessable share of the common stock, par value $0.01 per share (the "PCA Delaware Common Stock"), of the Surviving Corporation; each share of Series A Convertible

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Preferred Stock, par value $10 per share (the "PCA North Carolina Series A
Preferred Stock"), of PCA North Carolina outstanding immediately prior thereto shall automatically be changed and converted into and shall thereafter represent, with respect to each such share, one validly issued, fully paid and nonassessable share of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the "PCA Delaware Series A Preferred Stock"), of the Surviving Corporation.

         6. SUBSEQUENT ACTION. If at any time after the Effective Date it shall be necessary or desirable to take any action or execute, deliver or file any instrument or document in order to vest, perfect or confirm of record in PCA Delaware the title to any property or any rights of PCA North Carolina which are to become property or rights of PCA Delaware pursuant to Section 10, or otherwise to carry out the provisions of this Agreement, the directors and officers of PCA North Carolina are hereby authorized and empowered on behalf of PCA North Carolina and its name to take such action and execute, deliver and file such instruments and documents.

         7. UNDERSTANDING TO FURNISH COPIES OF AGREEMENT AND PLAN OF MERGER. PCA Delaware shall furnish a copy of this Agreement to any of its stockholders or to any person who was a shareholder of PCA North Carolina upon written request and without charge.

         8. AMENDMENT. At any time prior to the Effective Date, the respective Boards of Directors of PCA North Carolina and of PCA Delaware may amend this Agreement in any manner, provided that any amendment to Sections 3 or 5 hereof or to any of the other principal terms contained herein shall not be effective until such amendment is approved by the stockholders of PCA North Carolina.

         9. RIGHTS AND DUTIES OF PCA DELAWARE. On the Effective Date, the Surviving Corporation shall thereupon and thereafter possess all rights, privileges, immunities, licenses, and permits (whether of a public or private nature) of PCA North Carolina; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to PCA North Carolina shall continue and be taken and deemed to be transferred to and vested in the Surviving Corporation, without further act or deed; and the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of PCA North Carolina.

         10. OPTIONS AND WARRANTS. On the Effective Date, each outstanding option or warrant to purchase one share of PCA North Carolina Common Stock or PCA North Carolina Series A Preferred Stock (each an "Option") shall, by virtue of the merger and without any action on the part of any holder thereof, constitute an option or warrant, as the case may be, to purchase one share of PCA Delaware Common Stock or PCA Delaware Series A Preferred Stock, respectively, and the exercise price of such Option shall be the same.

         11. FILINGS. PCA North Carolina and PCA Delaware agree that they will cause to be executed and filed or recorded any document or documents prescribed by the laws of the State of North Carolina or the State of Delaware, and they will cause to be performed all necessary acts with the State of North Carolina, the State of Delaware and elsewhere to effectuate the Merger.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first written above.

                                   PORTRAIT CORPORATION OF AMERICA, INC.


                                   By: /s/ Barry J. Feld
                                       -------------------------------------
                                       Name:  Barry J. Feld
                                       Title: President



                                   PCA INTERNATIONAL, INC.


                                   By: /s/ Barry J. Feld
                                       -------------------------------------
                                       Name:  Barry J. Feld
                                       Title: President


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                             SECRETARY'S CERTIFICATE

         I, J. Robert Wren, Jr., the duly appointed and currently acting Secretary of Portrait Corporation of America, Inc., a Delaware corporation, hereby certify that the foregoing Agreement and Plan of Merger was duly approved and adopted on August 6, 2004 pursuant to Section 251(f) of the Delaware General Corporation Law and that no shares of stock of Portrait Corporation of America, Inc. were issued prior to the adoption by the board of directors of the resolutions approving the Agreement and Plan of Merger.



                                          /s/ J. Robert Wren, Jr.
                                          --------------------------------
                                          J. Robert Wren, Jr.
                                          Secretary